                                                                    EXHIBIT 99.1


CONTACTS:   DAVID OLIVER                       BILL PRATER
            CORPORATE COMMUNICATIONS           INVESTOR RELATIONS
            SOUTHTRUST CORPORATION             SOUTHTRUST CORPORATION
            (205) 254-5523                     (205) 254-5187



               SOUTHTRUST ANNOUNCES RECORD FIRST-QUARTER EARNINGS
                             AND EARNINGS PER SHARE

            HIGHLIGHTS: * Q1 EARNINGS PER SHARE INCREASE 12%
                        * Q1 EARNINGS INCREASE 7%
                        * 53 CONSECUTIVE QUARTERS OF EARNINGS INCREASES
                        * LOAN DEMAND CONTINUES IMPROVEMENT
                        * CREDIT QUALITY REMAINS EXCELLENT
                        * EFFICIENCY RATIO IMPROVES TO 49.52%

BIRMINGHAM, Ala. (April 21, 2004) -- SouthTrust Corporation (NASDAQ: SOTR) today announced earnings per diluted share of $0.55 on record earnings of $183.0 million for the first quarter of 2004. Earnings per diluted share were up 12 percent and net earnings increased by 7 percent compared to the first quarter of 2003. The dividend increased by 14 percent to an annual rate of $0.96 per share, effective April 1. This marks the 53rd consecutive quarter of increased earnings and over thirty years of increased dividends. Of the top thirty banks in the United States, very few can match the SouthTrust record. SouthTrust is the country's 17th largest bank.

"SouthTrust began 2004 with another quarter of solid core earnings that once again highlights our company's ability to perform well in a continually changing economic environment," said Wallace D. Malone Jr., Chairman and CEO of SouthTrust. "The results from this quarter reflect an improving environment for SouthTrust. Our credit quality remains excellent and lending activity continues to show signs that we are experiencing an improving economy. In addition, our expenses remain well under control, clearly demonstrating that our significant investments in technology and process improvements are delivering excellent and expected results. We are confident that if the current trends continue, 2004 will be another record year for SouthTrust."

"Net-interest income for the quarter decreased 1 percent to $412.8 million. Our net-interest margin percentage for the first quarter of 2004 was 3.50 percent compared to 3.51 percent in the fourth quarter of 2003, and 3.69 percent in the first quarter of 2003. Even though market interest rates were relatively flat for much of the quarter, our margin percentage was relatively stable during the first quarter. The quarter-over-quarter margin stability we've

                                   -- more --
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SOUTHTRUST EARNINGS, P.2

achieved gives us a high level of confidence that our balance sheet is positioned to allow SouthTrust to continue to produce good results as the economy improves and interest rates rise. Within the context of today's rate environment, we expect our margin percentage to remain relatively stable through the end of 2004. This means we are well-positioned for margin income to improve if the anticipated growth in the economy occurs as we expect," Malone said.

Non-interest income increased to $166.4 million in the first quarter of 2004, up 2 percent from the same period in 2003. Non-interest income was largely affected because of a decrease in mortgage banking income, which fell 61 percent to $6.6 million. All other non-interest income rose 9 percent.

"We expected mortgage income to be lower than in past quarters because a large portion of our mortgage loan production in 2003 was from refinancings. As mortgage rates rose from record lows in mid-2003, refinancing activity predictably slowed," Malone said.

Non-interest expense for the first quarter of 2004 was $285.4 million, a 4 percent decrease from the same period in 2003. For the quarter, the company's efficiency ratio improved to 49.52 percent compared to 51.17 percent in the first quarter of 2003.

"Controlling expenses and maximizing efficiency continue to receive a high level of focus at SouthTrust. Our everyday emphasis on these areas produces excellent, long-term results," Malone said.

At quarter end, total assets were $52.7 billion, an increase of 3 percent over first quarter 2003 assets of $51.3 billion. Total deposits increased 10 percent from first quarter 2003 to $35.5 billion. Core deposits continued to show good growth, increasing 5 percent to $27.8 billion for the quarter from $26.4 billion in the first quarter of 2003. Stockholders' equity was $4.5 billion, which was a strong 8.54 percent of total assets.

During the first quarter of 2004, loans grew $612 million, or at an annualized rate of 7 percent, to $35.9 billion from $35.3 billion at the end of the fourth quarter of 2003. This also reflects an increase of 4 percent over the first quarter 2003 level of $34.4 billion.

"Loan demand continues to show signs of improvement, particularly in the commercial and real-estate construction areas. Even though we have been in a slower lending environment for an extended period of time, we are seeing an increase in the number of lending opportunities and we certainly have the capacity and the organization to efficiently handle much higher loan growth. The quantity and quality of the lending opportunities our sales culture continues to generate makes us quite confident in our ability to have excellent growth as the Southern economy continues to improve," Malone said.

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SOUTHTRUST EARNINGS, P. 3

Credit quality remains a core strength at SouthTrust. For the first quarter, net loans charged off were $27.5 million, or 0.31 percent of loans, compared to $28.4 million, or 0.34 percent of loans, in the first quarter of 2003.

"Low credit losses have long been a strength for SouthTrust. In fact, if you exclude losses related to our credit card operation, which is a line of business that most of our peers do not have, our losses would have been only 0.25 percent in the first quarter," Malone said.

Non-performing assets continue to show a favorable trend. Total non-performing assets as of March 31, 2004, were $221.1 million, or 0.62 percent of loans plus other non-performing assets. This is a decrease from the Dec. 31, 2003, level of $224.1 million, or 0.63 percent of loans plus other non-performing assets. The company's loan-loss reserve for first quarter was 1.40 percent of loans. In addition, the loan-loss reserve coverage of non-performing loans was 289 percent.

During the quarter, SouthTrust continued to focus on building its presence in high-growth, high-population markets. On February 5, the company announced it had entered a definitive agreement to purchase Lakeland, Fla., based FloridaFirst Bancorp, Inc. (Nasdaq: FFBK) and its subsidiary, FloridaFirst Bank. The acquisition will increase SouthTrust's presence in Central Florida by 19 branches - 10 in Lakeland, two in Winter Haven, four in Bradenton and one each in Sebring, Avon Park and Wildwood. The acquisition is scheduled to close during the second quarter pending necessary stockholder and regulatory approval. FloridaFirst reported assets of $821 million as of Dec. 31, 2003.

SouthTrust Corporation (www.southtrust.com) is a $52.7 billion regional bank holding company with headquarters in Birmingham, Ala. SouthTrust operates 712 banking and loan offices and 894 ATMs in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. The company offers a complete line of banking and other related financial services to commercial and retail customers. SouthTrust is a Forbes Platinum 400 company that trades on the NASDAQ Stock Market under the symbol SOTR. The company is listed on the S&P 500 index and the Keefe, Bruyette & Woods BKX Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved.

DETAILED FINANCIAL TABLES ARE AVAILABLE AT WWW.INVESTOR.SOUTHTRUST.COM

                                    -- SOTR -
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SOUTHTRUST CORPORATION
FINANCIAL HIGHLIGHTS

                                         Three Months                          Year Ended
                                        Ended March 31,        %            Ended December 31,       %
                                       2004        2003      Change        2003         2002       Change
                                     ---------   ---------   ------     ----------    ----------   ------
SUMMARY INCOME STATEMENT
(Fully taxable equivalent, in
  thousands)

Interest income                      $ 567,864   $ 617,479              $2,378,683    $2,677,968
Interest expense                       155,070     199,377                 713,776       960,327
                                     ---------   ---------              ----------    ----------
Net interest income                    412,794     418,102               1,664,907     1,717,641
Tax equivalent adjustment              (2,836)     (2,884)                (11,598)      (12,557)
Provision for loan losses               27,522      29,400                 124,550       126,732
                                     ---------   ---------              ----------    ----------
Net interest income after
  provision for loan losses            382,436     385,818               1,528,759     1,578,352
Non-interest income (excluding
  securities transactions)             163,441     164,327                 679,689       613,913
Securities transactions                  2,933     (1,096)                      23         2,601
Non-interest expense                   285,354     298,027               1,179,849     1,232,369
                                     ---------   ---------              ----------    ----------
Income before income taxes             263,456     251,022               1,028,622       962,497
Income taxes                            80,499      79,677                 323,436       312,626
                                     ---------   ---------              ----------    ----------
Net income                           $ 182,957   $ 171,345      6.8%    $  705,186      $649,871       8.5%
                                     =========   =========              ==========    ==========

EARNINGS & DIVIDENDS
(Dollars in thousands, except per
  share data)

Basic:
  Earnings per share                 $    0.55   $    0.50     10.0%    $     2.08    $     1.87      11.2%
  Average shares outstanding           331,027     345,514                 338,452       346,731

Diluted:
  Earnings per share                 $    0.55   $    0.49     12.2%    $     2.06    $     1.85      11.4%
  Average shares outstanding           335,251     350,494                 342,498       350,937

Cash dividends declared per share    $    0.24   $    0.21     14.3%    $     0.84    $     0.68      23.5%

PERFORMANCE RATIOS

Return on average assets                 1.42%       1.38%                   1.38%         1.33%
Return on average tangible assets         1.44        1.40                    1.41          1.36
Return on average equity                 16.58       15.15                   15.87         15.12
Return on average tangible equity        20.21       18.33                   19.37         18.56
Net interest margin (FTE)                 3.50        3.69                    3.58          3.85
Net loans charged-off to net
  average loans                           0.31        0.34                    0.36          0.34
Allowance to net loans outstanding        1.40        1.45                    1.42          1.46
Non-interest expense as a % of
  average total assets                    2.22        2.39                    2.32          2.53
Efficiency ratio                         49.52       51.17                   50.32         52.86

SELECTED AVERAGE BALANCES
(Dollars in millions, except per
  share data)

Total assets                         $51,734.1   $50,493.9      2.5%    $ 50,934.3    $ 48,706.8       4.6%
Earning assets                        47,664.9    46,356.7      2.8%      46,757.9      44,856.0       4.2%
Loans, net of unearned income         35,553.4    34,395.7      3.4%      34,524.4      33,386.3       3.4%
Total deposits                        35,858.0    32,589.7     10.0%      33,861.0      31,439.2       7.7%
Stockholders' equity                   4,438.4     4,587.6     -3.3%       4,443.0       4,299.1       3.3%


                                       MAR 31      Mar 31      %          Dec 31        Dec 31       %
                                        2004        2003     Change        2003          2002      Change
                                     ---------   ---------   ------     ----------    ----------   ------
SELECTED PERIOD END BALANCES
(Dollars in millions, except per
  share data)

Total assets                         $52,672.9   $51,348.6      2.6%     $51,924.9     $50,570.9       2.7%
Loans, net of unearned income         35,892.1    34,440.4      4.2%      35,280.2      34,237.6       3.0%
Total deposits                        35,514.9    32,312.8      9.9%      34,746.6      32,945.4       5.5%
Core deposits                         27,825.9    26,433.1      5.3%      27,278.7      26,392.3       3.4%
Stockholders' equity                   4,497.2     4,523.1     -0.6%       4,359.8       4,627.6      -5.8%
Shares outstanding (in thousands)      329,821     341,882                 330,243       346,924
Book value per share                 $   13.64   $   13.23               $   13.20     $   13.34
Number of banking offices                  712         693                     717           710
Number of ATMs                             894         871                     893           882
Full-time equivalent employees          12,407      12,950                  12,363        13,228
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